EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of MediciNova, Inc. for the registration of securities with an aggregate offering price not to exceed $100 million and to the incorporation by reference therein of our report dated February 10, 2006, with respect to the financial statements of MediciNova, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Diego, California

October 23, 2006